Exhibit 10.8

April 14, 2004

Mr. Jon Barnes

10201 Hobby Horse Lane
Concord, OH 44060

          Re: Retirement Agreement

Dear Jon:

      This will confirm the agreement and arrangements relative to your retirement which you requested be effective January 1, 2005.

1.	Term — This agreement will run for a period of five years from the date of your retirement or until your death, whichever is earlier.

2.	Compensation — Preformed will make a supplemental retirement payment to you amounting to $35,000 per year for the term of the agreement, ending December 31, 2009, or until your death if earlier. The payments will be treated as ordinary income with required deductions and will be made each month by direct deposit to the bank account that you designate.

3.	Insurance — Preformed’s medical insurance, if continued by the Company, will be available to you should you elect our coverage during the five-year period of this agreement. You will be responsible for the normal employee contribution, as its may change from time to time. Such election must be made by December 31, 2004. Life insurance in the amount of $10,000 will also be provided to you, without charge, for the term of this agreement.

4.	Noncompetition/Confidential — During the five-year period of this agreement, you will not compete with Preformed in any way, nor will you consult with or give assistance to any competitor of Preformed. It is expressly understood and agreed that while you have been in the employ of Preformed, you have had disclosed to you certain confidential information regarding its customers, products, sales and other business affairs. You agree that you will keep such information and any data relating to it in strict confidence and will not improperly impart or disclose

Mr. Jon Barnes
April 14, 2004

the same to any other person, firm, or corporation whether or not you are an employee, employer, agent, representative, owner or principal thereof during the term of this agreement.

5.	Approval — This agreement and your retirement, effective January 1, 2005, were approved by the Board of Directors at its meeting on February 18, 2004.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning this letter. Upon receipt, we will provide a copy of this signed document for your records.

Sincerely yours,

Robert G. Ruhlman
President and CEO

Jon Barnes

04.16.04
Date